Exhibit 99.1

Contact:  Paul Colasono, CFO                                                                                              Franklin Credit Management Corporation
(201) 604-4402
pcolasono@franklincredit.com

FRANKLIN CREDIT MANAGEMENT REPORTS SECOND
 QUARTER 2007 OPERATING RESULTS

NET INTEREST INCOME INCREASES FOR SECOND CONSECUTIVE QUARTER

FRANKLIN REPORTS RECORD VOLUME OF ACQUIRED AND ORIGINATED
 LOANS IN 2007 SECOND QUARTER

NEW YORK, August 14, 2007 -- Franklin Credit Management Corporation (NASDAQ Global Market: FCMC - News), a specialty consumer finance company primarily engaged in the acquisition, origination, servicing and resolution of performing, reperforming and nonperforming residential mortgage loans, today announced its operating results for the second quarter and first half of 2007.

For the three months ended June 30, 2007, revenues totaled $47.1 million, compared with $42.5 million in the first quarter of 2007 and $40.4 million in the second quarter of 2006, representing increases of 10% from the prior quarter and 17% from the year-ago quarter, respectively. Interest income rose a strong 12% and gain on sales of originated loans increased $195,000 in the three months ended June 30, 2007, when compared with the quarter ended March 31, 2007.

The Company recorded a net loss of $3.58 million in the second quarter of 2007, compared with net losses of $1.95 million in the quarter ended March 31, 2007 and $1.39 million in the second quarter of 2006. The net loss per diluted share increased to $0.45 in the second quarter of 2007, versus net losses of $0.25 per diluted share in the first quarter of 2007 and $0.18 per diluted share in the three months ended June 30, 2006. “The net loss in the most recent quarter included a full three months of operating expenses of the wholesale origination unit that we acquired from The New York Mortgage Company in the latter part of February 2007, which approximated $623,000 net of tax benefits, or approximately $0.08 per diluted share,” noted Paul Colasono, Chief Financial Officer of Franklin Credit Management Corporation.

For the six months ended June 30, 2007, total revenues increased 13% to $89.7 million, compared with $79.1 million in the first half of 2006. Interest expense increased 28% to $67.0 million, from $52.4 million in the corresponding period of the previous year, while interest income increased by 20% to $82.3 million from $68.7 million. The increase in interest expense during the six months ended June 30, 2007, when compared with the same period in 2006, was in part due to a rise of approximately 100 basis points in short-term market interest rates during the first seven months of 2006. The Company reported a net loss for the six months ended June 30, 2007 of $5.5 million, or $0.70 per diluted share, compared with net income of $397,000, or $0.05 per diluted share, in the six months ended June 30, 2006.

Second quarter 2007 operating results, when compared with the first quarter of 2007, benefited from an increase in net interest income of $641,000, but were  impacted by a $1.3 million rise in the provision for loan losses and an increase in collection, general and administrative expenses of $1.9 million. The increased provision for loan losses resulted principally from higher reserves required due to increased defaults on certain loan pools acquired in 2005 and in the portfolio of Liberty loans, and due to a decline in real estate values on both new and existing properties acquired through foreclosure. Approximately $504,000 of the increase in collection, general and administrative expenses resulted from the full quarterly impact of the wholesale origination unit acquired in the latter part of February this year. Third party foreclosure and operating costs for properties acquired through foreclosure increased approximately $524,000, and appraisal and credit report expenses increased approximately $225,000, due principally to an increased volume of Liberty loan applications that did not result in closed loans.

Collection, general and administrative expenses were equivalent to 2.36% of average assets during the three months ended June 30, 2007, compared with 2.07% of average assets during the three months ended March 31, 2007 and 2.97% for the quarter ended June 30, 2006. The year-over-year increase in the absolute amount of collection, general and administrative expenses reflected, for the most part, approximately $1.0 million in operating expenses at the acquired wholesale origination unit. Mr. Colasono commented that “the Company completed the consolidation of operations of the recently acquired wholesale originations unit in early August, and going forward we expect to reduce the annualized personnel costs at our Tribeca originations business unit by approximately $2.0 million.”

During the second quarter of 2007, Franklin acquired and originated a Company record of $430 million in loans, including $311 million of loan acquisitions at an average purchase price of 84% of the principal amount outstanding on the loans, compared with $237 million in loan acquisitions/originations in the first quarter of 2007. The Company’s total assets at June 30, 2007 were approximately $1.99 billion, representing an increase of $226 million, or 12.8%, when compared with total assets at March 31, 2007, and an increase of 19% from year-end 2006. The Company’s tangible stockholders' equity totaled $42.3 million, or $5.27 per share, at June 30, 2007, compared with $5.70 per share at March 31, 2007. The Company’s tangible stockholders’ equity-to-assets ratio was 2.13% at June 30, 2007, compared with 2.59% at March 31, 2007 and 3.51% at March 31, 2006.

“We were able to capitalize on the turmoil in the mortgage origination and securitization market during the most recent quarter by purchasing $311 million of pools of 1-4 family loans at an average discount of 16%,” observed Gordon Jardin, Chief Executive Officer of Franklin Credit Management Corporation.  “Approximately 42% of the loans we acquired were first liens. We have not seen portfolio acquisition opportunities on such attractive terms, including both first lien product and discounts, in many years. The wider interest spreads from these acquisitions will contribute to our improvement in net interest income in future quarters.”

Net interest income rose $641,000, or 8.7% from the level recorded in the first quarter of 2007, following an increase of approximately $1.2 million during the three months ended March 31, 2007. “We experienced an increase in quarterly net interest income for the second consecutive quarter that was driven by the growth of our portfolios of residential 1-4 family loans,” observed Colasono. “We have also begun to benefit some from improved borrowing terms that the Company negotiated with its lead lending bank”. The weighted average interest rate on the Company’s term debt was 7.82% at June 30, 2007, compared with 7.86% and 7.99% at March 31, 2007 and December 31, 2006, respectively.

The Company reported that, when compared with the year-ago second quarter, interest income increased by $8.1 million, or 23%, in the most recent quarter, while interest expense increased $7.5 million, or 27%, resulting in a net interest income increase of $610,000.

Commenting on the troubled mortgage market and the number of mortgage origination companies that have recently gone out of business as a result, Mr. Jardin noted, “Franklin’s business model is not like a typical subprime mortgage originator that is dependent on originating a wide variety of mortgage loans, for sale in the secondary market, funded by short-term warehouse lines. We originate principally a maximum 75% loan-to-value product, called a Liberty loan, essentially for our own portfolio and, unlike most subprime originators, have sold only a very small portion of the loans we have originated. Therefore, we have virtually no repurchase risk. In addition, we acquire pools of seasoned and recently originated mortgage loans at a discount and are not reliant on short- term warehouse lines.”

 “Our recent financial results are not acceptable,” commented Thomas Axon, Chairman and President of Franklin Credit Management Corporation. “Yes, we have achieved some meaningful reductions in our borrowing costs that will benefit the Company going forward, but these improvements simply are not enough, and we continue to actively pursue other alternatives to further reduce borrowing costs in the future.  We are also aggressively working on a number of strategies to attain additional and broader diversification of our funding sources in order to fully capitalize on the unusually large portfolio opportunities at significant discounts in this market. We continue to explore various potential joint venture partnerships to acquire pools of subprime mortgage loans wherein Franklin will source, price, perform due diligence, service the pools for fees, and participate in the earnings of the joint venture as well. While liquidity is the issue in the current market, it is not the main issue for Franklin, as in fact we are in active discussions and negotiations with several parties regarding how best to proceed with the various terms being discussed. Our challenge is to sort through these potential joint venture options in order to determine the best alternative or alternatives for us.”

Mr. Jardin added, “While Franklin Credit is not immune from the impact of a deteriorating mortgage market upon its existing portfolios, we have the operational capability to take advantage of the present and somewhat unique market opportunities in coming quarters. Even though we are experiencing operating losses, we will continue to invest in our servicing infrastructure in order to profitably take advantage of the unique opportunities available in this market.”

The Company will host an investor conference call to discuss second quarter results on August 14, 2007, at 4:00 p.m. Eastern Time (EDT).Shareholders and other interested parties may participate in the conference call by dialing 800-632-2975 (international participants dial 973-935-8755), and referencing the conference ID 9133182 a few minutes before 4:00 p.m. EDT, August 14, 2007.  The call will also be broadcast live on the Internet at http://www.videonewswire.com/event.asp?id=41885.  A replay of the call will be available through August 21, 2007 by dialing 877-519-4471 (international callers dial 973-341-3080), and the replay Access Code is 9133182. The call will also be archived on the Internet through September 30, 2007, at http://www.videonewswire.com/event.asp?id=41885 and on the Company's website at www.franklincredit.com.

About Franklin Credit Management Corporation

Franklin Credit Management Corporation ("Franklin") is a specialty consumer finance company primarily engaged in two related lines of business -- the acquisition, servicing and resolution of performing, reperforming and nonperforming residential mortgage loans; and the origination of non-prime mortgage loans for the Company's portfolio and for sale into the secondary market. Franklin focuses on acquiring and originating loans secured by 1-4 family residential real estate that generally fall outside the underwriting standards of Fannie Mae and Freddie Mac and involve elevated credit risk as a result of the nature or absence of income documentation, limited credit histories, higher levels of consumer debt or past credit difficulties. The Company typically purchases loan portfolios at a discount to the unpaid principal balance and originates loans with interest rates and fees calculated to provide a rate of return adjusted to reflect the elevated credit risk inherent in these types of loans. Franklin originates non-prime loans through its wholly-owned subsidiary, Tribeca Lending Corp. and generally holds for investment the loans acquired and a significant portion of the loans originated. The Company's executive offices are headquartered in New York City and its new administrative and operations office is located in Jersey City, New Jersey. Additional information on the Company is available on the Internet at www.franklincredit.com. Franklin's common stock is listed on the NASDAQ Global Market under the symbol "FCMC".

Statements contained herein that are not historical fact may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are subject to a variety of risks and uncertainties. There are a number of important factors that could cause actual results to differ materially from those projected or suggested in forward-looking statements made by the Company. These factors include, but are not limited to: (i) unanticipated changes in the U.S. economy, including changes in business conditions such as interest rates, and changes in the level of growth in the finance and housing markets; (ii) the status of the Company’s relations with the Company’s principal lender and such lender's willingness to extend credit to the Company; (iii) the availability for purchases of additional loans; (iv) the availability of sub-prime borrowers for the origination of additional loans; (v) changes in the statutes or regulations applicable to the Company’s business or in the interpretation and enforcement thereof by the relevant authorities; (vi) the status of the Company’s regulatory compliance; and (vii) other risks detailed from time to time in the Company’s SEC reports and filings. Additional factors that would cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in the Company’s filings with the Securities and Exchange Commission, including, but not limited to, those factors discussed under the captions "Risk Factors", “Interest Rate Risk” and “Real Estate Risk” in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q which the Company urges investors to consider. The Company undertakes no obligation to publicly release the revisions to such forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrences of unanticipated events, except as other wise required by securities, and other applicable laws. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the results on any events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

FRANKLIN CREDIT MANAGEMENT CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
JUNE 30, 2007 AND DECEMBER 31, 2006
	June 30, 2007 (Unaudited)	December 31, 2006
ASSETS
Cash and cash equivalents	$ 8,544,360	$ 3,983,104
Restricted cash	33,583,678	32,689,154
Short-term investments	23,342,223	20,311,193
Notes Receivable:
Principal	1,392,325,773	1,174,039,567
Purchase discount	(11,322,314)	(12,423,746)
Allowance for loan losses	(46,276,474)	(52,424,375)
Net notes receivable	1,334,726,985	1,109,191,446

Originated loans held for sale	9,830,115	4,114,284
Originated loans held for investment, net	485,775,053	422,682,795
Accrued interest receivable	26,562,620	22,010,027
Other real estate owned	33,142,484	22,977,725
Deferred financing costs, net	11,777,638	10,622,961
Other receivables	7,065,179	6,614,386
Building, furniture and equipment, net	3,936,342	3,715,908
Income tax receivable	8,328,939	8,594,119
Other assets	1,041,424	850,897
Total assets	$ 1,987,657,040	$ 1,668,357,999

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:
Notes payable, net of debt discount of $425,499 at June 30, 2007 and $515,799 at December 31, 2006	$ 1,861,277,953	$ 1,520,217,264
Financing agreements	58,260,637	55,962,315
Accounts payable and accrued expenses	25,128,779	22,875,527
Repurchase obligation	-	18,094,061
Deferred tax liability	727,276	3,655,483
Total liabilities	1,945,394,645	1,620,804,650

Commitments and Contingencies

Stockholders’ Equity:
Preferred stock, $.01 par value; authorized 3,000,000; issued – none	-	-
Common stock and additional paid-in capital, $.01 par value, 22,000,000 authorized shares; issued and outstanding: 8,025,295 at June 30, 2007 and 8,025,295 at December 31, 2006	22,961,215	22,715,180
Retained earnings	19,301,180	24,838,169
Total stockholders’ equity	42,262,395	47,553,349

Total liabilities and stockholders’ equity	$ 1,987,657,040	$ 1,668,357,999

FRANKLIN CREDIT MANAGEMENT CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
QUARTERS ENDED JUNE 30, 2007, MARCH 31, 2007 AND JUNE 30, 2006
SIX MONTHS ENDED JUNE 30, 2007 AND JUNE 30, 2006 (UNAUDITED)

	June 30, 2007	March 31, 2007	June 30, 2006	YTD 2007	YTD 2006
Revenues:
Interest income	$ 43,393,657	$ 38,903,935	$ 35,272,864	$ 82,297,592	$ 68,715,174
Purchase discount earned	1,366,649	1,413,558	2,223,710	2,780,207	4,202,673
Gain on sale of notes receivable	31,118	-	-	31,118	69,049
Gain on sale of originated loans	197,694	3,039	170,924	200,733	336,796
Gain on sale of other real estate owned	117,632	121,175	440,741	238,807	1,242,283
Prepayment penalties and other income	2,024,813	2,099,980	2,335,115	4,124,793	4,540,321
Total revenues	47,131,563	42,541,687	40,443,354	89,673,250	79,106,296

Operating Expenses:
Interest expense	35,408,803	31,559,804	27,898,497	66,968,607	52,390,065
Collection, general and administrative	10,769,328	8,893,445	10,432,793	19,662,773	18,380,672
Provision for loan losses	5,663,222	4,333,464	3,162,146	9,996,686	5,031,275
Amortization of deferred financing costs	977,663	775,835	1,130,415	1,753,498	2,038,430
Depreciation	369,809	347,546	251,613	717,355	563,318
Total expenses	53,188,825	45,910,094	42,875,464	99,098,919	78,403,760

(Loss)/income	(6,057,262)	(3,368,407)	(2,432,110)	(9,425,669)	702,536
Tax (benefit)/provision	(2,473,949)	(1,414,731)	(1,042,698)	(3,888,680)	305,200
Net (loss)/income	$ (3,583,313)	$ (1,953,676)	$ (1,389,412)	$ (5,536,989)	$ 397,336

Net income per common share:
Basic	$ (0.45)	$ (0.25)	$ (0.18)	$ (0.70)	$ 0.05
Diluted	$ (0.45)	$ (0.25)	$ (0.18)	$ (0.70)	$ 0.05